Exhibit 10.1

July 31, 2008

Ms. Linda C. Heller

5169 Via Andrea

Newbury Park, CA 91320

Dear Linda,

Welcome to Power-One!

This letter agreement (the “Agreement”) sets out and confirms the terms and conditions of your employment with Power-One, Inc.

Position

It is our pleasure to employ you in the position of Senior Vice President Finance, Treasurer, and Chief Financial Officer.  You will report directly to Mr. Richard Thompson, Chief Executive Officer.  This position will be based primarily from our Camarillo, CA facility and extensive travel will be required.

Section 16

Your position is classified as a “Section 16 Officer,” and is subject to all applicable rules and regulations of the Securities and Exchange Commission.

Base Pay

Your base salary upon commencement of employment is at a bi-weekly base salary rate of $9,615.38 (on an annualized basis, this is equivalent to $250,000.00).

Car Allowance

You will be paid an automobile allowance of $150.00 per week. (On an annualized basis, this is equivalent to $7,800.00).  This allowance is intended to reimburse you for all expenses incurred while using your personal vehicle for company business.  In order to receive this allowance, you must maintain a minimum of $300,000.00 personal liability insurance coverage on your vehicles at all times.  Proof of this coverage must be submitted annually to Human Resources.

One Time Sign-On Bonus

Power-One will pay you a $25,000.00 (twenty five thousand dollars) one time sign-on bonus payable to you within 2 weeks of your hire date of today.  Power-One further agrees to reimburse you an additional amount, not to exceed $13,000.00 (thirteen thousand dollars), as tax assistance for the one-time sign on bonus subject to your providing the corresponding receipts or other documentation as reasonably requested by Power-One.  The payment(s) will be a taxable event to you. Further, the sign-on bonus is subject to meeting a minimum of 2 years of employment with the organization. This does not alter our “At-will policy” nor does it specify any agreement to tenure. You will be required to sign a contract which indicates that you will

Corporate Human Resources

740 Calle Plano • Camarillo, CA 93012 • (805) 987-8741 • Fax (805) 987-5212 • www.power-one.com be obligated to pay back a pro-rata portion of the sign-on bonus should you leave Power-One prior to the completion of 24 months of employment from your date of hire.

Management Incentive Plan

You will also be eligible to participate in Power-One’s 2008 Management Incentive Plan. Employees may earn bonuses based upon the achievement of the Company’s corporate financial objectives and the Employee’s personal goals (MBOs).  The financial objectives component will determine 75% of the bonus amount while the MBO achievement component will comprise of 25%. However, the Company must earn net income for the 2008 fiscal year for any bonus to be earned from either component.

You will be eligible to receive a target of 50% of your base annual salary under the 2008 Management Incentive Plan.  Your MBO target(s) will be assigned by Richard Thompson and will be determined within 60 days from your date of hire.

Bonuses are paid annually in March for prior year performance.   Employees must be employed as of the payout date in order to receive the bonus.   The employee’s first bonus is pro-rated based upon his or her start date.   Bonuses are calculated based upon existing base salary at the time the Plan is issued.  Your initial base salary as noted in this Agreement will be the base salary used for calculations applicable to you under the 2008 Management Incentive Plan.

Power One reserves the right to change the incentive program, on a going forward basis, at any point in time in order to meet the needs of the business. Incentive compensation is not guaranteed but instead, is based on achieving actual results against a preset target.  A detailed plan will be provided to you in the near future showing full plan details.

Stock Incentive Plan

We are also pleased to inform you that pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”) and in accordance with the terms and conditions set forth in the Plan, and pursuant to Compensation Committee approval, you will be granted a total of 150,000 (One hundred and fifty thousand) Restricted Stock Unit Award (RSUs).  This award agreement will be by and between Power-One, Inc. and yourself and will be granted on the date of your hire with Power-One, Inc. (the “Award Date”). The award to be issued will vest 25% annually at the anniversary of the grant date, i.e. your date of hire with Power-One, Inc. Under separate cover you will receive a package containing details of these RSUs and a full award agreement.

Change of Control Agreement/Indemnification Agreement

You will be eligible to participate in and receive a Senior Executive Change in Control Agreement using a “one-times” multiplier of the basic severance benefit elements in the Change in Control Agreement (e.g. base salary, bonus entitlement, medical benefits continuation).  Additionally, you will be granted a standard Power-One executive officer Indemnification Agreement per our bylaws.  Copies of the agreements noted in this paragraph detailing all terms and conditions of each will follow by separate cover.

Benefits

•                  medical coverage;

•                  dental;

•                  optical coverage;

•                  life insurance at two and a half times the annual salary rate (limited to $500,000.00 of life insurance, with no medical certification).  You may acquire up to $750,000.00 of life insurance with medical certification)

•                  eligibility for supplemental life insurance; at your sole discretion and cost

•                  short-term and long-term disability coverage;

•                  tuition reimbursement;

•                  salaried paid physical exams;

•                  Paid Time Off  pay  ( see “PTO” section below);

•                  Participation in the Power-One 401(k)/profit sharing plan — 2 plan entry dates (January 1st and July 1st of each calendar year). Employer matching contribution is 75 cents for every dollar the employee saves, up to 2% of their pay and 50 cents for every dollar they save thereafter, up to the next 5% of their pay, for a total partial matching contribution of up to 7% of pay. (The employer matching rates are subject to change and will be evaluated on an annual basis)

All of these benefits are administered in accordance with the plan provisions on file in the Human Resources office, and most become effective on the date of hire. Power-One reserves the right to modify benefits at its discretion.

PTO

You will earn PTO at the rate of 4 (four) weeks vacation per year. You will receive a pro-rata portion of 2008 personal time based upon your date of hire.  Please be advised that the Company generally carries out a year-end business closure of several of its global facilities for up two weeks commencing late December. You may take this time off as unpaid or utilize any amount of accrued PTO that you may have at that point, to cover this period.

Closing

Your employment with Power-One is conditioned upon your respecting all legal, confidential and contractual obligations relating to your ex-employers. As a result, you will respect all said obligations and understand that as a condition of employment with Power-One that you will destroy and/or return all proprietary information and equipment including but not limited to, documents, software, confidential information, equipment, procedures, formats, day-timers, agenda, rolodex, etc. to your current employer and that you will respect all of your obligations under the law and under our policies.

It is very important that you respect your obligations, as we intend to respect ours as well.  Toward that end, and as a condition of employment, you will be required to sign documents and agreements, provided separately, which will include provisions governing the use and disclosure of Power-One trade secrets and confidential information.

At Will Employment

You acknowledge and understand that you are employed “at will” which means that either you or the Company can terminate employment at any time.  Nothing in this Agreement should be interpreted as a contract of employment for any specific term or duration.

The executive management team and our Board of Directors is delighted that you have chosen to join Power-One, Inc.

Congratulations, and welcome to Power-One!

Sincerely,

Clara Shokat-Fadai
Vice President, Corporate Human Resources

Accepted:

Signed:		Date:
Linda C. Heller